Exhibit 99.1

FOR IMMEDIATE RELEASE                    CONTACT:  Stephen Yates
                                                   Predictive Systems, Inc.
                                                   212-659-3713


       PREDICTIVE SYSTEMS RECEIVES 90-DAY NOTICE RELATING TO COMMON STOCK

         New York City, NY -- July 29, 2002 -- Predictive Systems (Nasdaq:
PRDS), a leading network infrastructure and security consulting firm, today announced that it received a Nasdaq determination notice indicating that the staff has initiated a review of the company's eligibility for continued listing on The Nasdaq National Stock Market due to the company's noncompliance with Nasdaq's minimum bid price of $1.00 a share over the preceding 30 consecutive trading days. Nasdaq's Marketplace Rule 4450(e)(2) provides Predictive Systems with 90 calendar days, or until October 23, 2002, to regain compliance with this requirement. If compliance with this Rule cannot be demonstrated within that timeframe, Nasdaq may provide written notification that Predictive Systems' securities are subject to delisting. Under Nasdaq rules, Predictive Systems has the right to appeal any staff delisting determination to the Nasdaq Listings Qualifications Panel.

         In addition, Predictive Systems today announced that Braden R. Kelly, a Partner at General Atlantic Partners, has resigned from Predictive Systems' Board of Directors.

         "Braden has been a valued contributor to our Board and he will be missed," said Andy Zimmerman, CEO of Predictive Systems.

         "In spite of difficult market conditions, Predictive continues to be well positioned to deliver high quality services to its customers and General Atlantic continues to be an active shareholder committed to the success of the company," stated Peter L. Bloom, Partner, General Atlantic Partners, who will continue to serve on Predictive Systems' Board.

         About Predictive Systems

         Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.

         Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

         This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.